Exhibit 10.43

CONSULTING AGREEMENT

This Agreement is made as of December 22, 2008 (“Effective Date”), by and between Semiconductor Components Industries, LLC, a Delaware corporation, with offices at 5005 E. McDowell Rd. Phoenix, AZ 85008 dba ON Semiconductor (“SCI”), and Phil Hester with offices at 3320 Ranch Road 620 North, Austin, Texas 78734 (“CONSULTANT”).

WHEREAS, SCI desires to obtain services in connection with its business, and CONSULTANT wishes to provide such services;

NOW, THEREFORE, in consideration of the mutual promises hereinafter stated, the parties agree as follows:

1. SCOPE AND STATEMENT OF SERVICES

(A) CONSULTANT is a member of the Board of Directors of SCI’s parent company, ON Semiconductor Corporation, which is listed on the NASDAQ Stock Market. The parties acknowledge and agree that this Agreement is structured and intended to maintain CONSULTANT’s status as an independent director under NASDAQ Marketplace Rule 4200, as well as under any other applicable laws, rules or regulations.

(B) CONSULTANT agrees to provide those services as are specified on the Statement of Work, attached hereto and incorporated herein. CONSULTANT shall complete such services within the time and monetary limitations specified in the Statement of Work. CONSULTANT agrees that all work will be done in a competent fashion in accordance with applicable standards of the profession and that all services are subject to final approval by a representative of SCI prior to final payment.

2. PAYMENT

(A) CONSULTANT shall be paid, upon the submission of invoices, at the rate(s) set forth in the Statement of Work. CONSULTANT shall not exceed the amount specified for the services without prior written authorization from SCI. All invoices and supporting documentation shall be sent by CONSULTANT to the SCI location as designated by SCI.

(B) CONSULTANT agrees to pay and to be solely responsible for any and all city, state, and/or federal unemployment insurance premiums, worker’s compensation insurance premiums, income taxes, social security taxes, and any other employment-related taxes incurred as a result of the performance of services by CONSULTANT under this Agreement, and to be responsible for all obligations, reports, and timely notifications relating to such matters. SCI shall have no obligation to pay or withhold any sums for taxes or unemployment insurance on any amounts due CONSULTANT.

(C) All costs, including specifically, but not limited to, travel and other expenses, which are incurred by CONSULTANT or its agents and employees in connection with the performance of services under this Agreement shall be borne by CONSULTANT, except such actual and reasonable travel and other expenses which SCI has agreed in the Statement of Work to reimburse CONSULTANT. All travel and other expenses which SCI has agreed to reimburse must be submitted with supporting documentation and receipts, and must be reasonable in amount.

3. TERM OF AGREEMENT

The Term of this Agreement is set forth in the Statement of Work.

4. TERMINATION

(A) Either SCI or CONSULTANT may terminate this Agreement at any time, with no liability whatsoever to the other, and for any reason, upon providing written notice of such termination to the other at least thirty (30) days in advance. In the event of such termination, CONSULTANT shall be entitled to recover for all services performed prior to the date of termination, including reasonable travel and other expenses incurred pursuant to this Agreement. No payments shall be incurred by SCI for any work or services performed or expenses or costs incurred after the effective date of termination.

(B) Either party may, by written notice of default to the other party, terminate this if the other fails to fulfill any of its material obligations hereunder.

5. SAFETY AND SECURITY

(A) CONSULTANT agrees that it will comply with all applicable SCI rules and regulations of which it has notice, including, but not limited to, those relating to security, use of SCI property and systems, and entry into and departure from SCI facilities.

(B) Any classified or restricted data, information, or item(s) required by CONSULTANT in the performance of services under this Agreement will be furnished only after necessary security clearance has been granted and the nondisclosure agreement(s) required by SCI have been executed.

6. CONFIDENTIAL INFORMATION

(A) CONSULTANT agrees not to disclose to SCI, nor use in any work it performs for SCI, any confidential or proprietary information belonging to others, unless it has first obtained written authorization of the owner to do so, nor to disclose to SCI any intellectual property of which SCI is not otherwise entitled to learn or use, and that SCI shall be entitled to rely upon CONSULTANT to comply with this clause.

(B) Confidential Information may be disclosed in oral, written, graphic, machine recognizable, and/or sample form, by the parties hereto, being clearly designated, labeled or marked as “Confidential”. Confidential Information which is disclosed orally shall be confirmed in writing by the disclosing party within thirty (30) days after such disclosure by submitting a letter containing substantially similar information to the other party. CONSULTANT shall (1) use reasonable care in safeguarding against disclosure of SCI Confidential Information (2) not use SCI Confidential Information for its own purpose or to benefit a third party, and (3) not disclose SCI Confidential

Information to any third party. However, this Agreement imposes no obligation upon CONSULTANT with respect to SCI Confidential Information disclosed under this Agreement which (1) is now available or becomes available to the public without breach of this Agreement, (2) is explicitly approved for release by written authorization of SCI, (3) is lawfully obtained from a third party or parties without a duty of confidentiality, (4) is disclosed to a third party by SCI without a duty of confidentiality, (5) is known to CONSULTANT prior to such disclosure, or (6) is at any time developed by CONSULTANT independently of any such disclosure(s) from SCI.

(C) After the tasks relating to SCI Confidential Information are completed and upon written request, CONSULTANT will return all the SCI Confidential Information to SCI along with all copies and/or derivatives made, including copies of portions of the SCI Confidential Information, or certify by written memorandum that all such SCI Confidential Information has been destroyed, except that CONSULTANT may retain archival copies of the SCI Confidential Information, which are to be used only in case of a dispute concerning this Agreement.

7. INTELLECTUAL PROPERTY

(A) CONSULTANT hereby assigns to SCI all rights in data and deliverables prepared in connection with the performance of services under this Agreement, including, but not limited to, all reports, drawings, sketches, formulas, designs, code, analyses, graphs, notes, notebooks, presentations, work product and other deliverables, and that materials and information are SCI Proprietary and Confidential. CONSULTANT agrees that all rights, title and interest to such materials and information shall vest immediately in SCI upon preparation and that such property is SCI Proprietary and Confidential, and that CONSULTANT shall mark such property “SCI Proprietary and Confidential” or “ON Semiconductor Proprietary and Confidential.”

(B) CONSULTANT agrees to disclose promptly, and agrees to and does hereby assign, to SCI, as SCI’s exclusive property, CONSULTANT’S entire right, title, and interest in intellectual property, including inventions, innovations, discoveries, improvements, ideas, and copyrights, conceived or made by CONSULTANT solely, or jointly with others, during the term of its work for or at SCI which result from information made available by SCI to CONSULTANT, or relate to the products, processes, developments, equipment, supplies, facilities, research activities, or other business activities of SCI, or result from, or are suggested by, work which it may perform at or for SCI. CONSULTANT agrees to execute all papers, and otherwise provide proper assistance, at SCI’s request and expense, during and subsequent to its work at or for SCI, to enable SCI or its nominees to obtain patents, copyrights, and legal protection for intellectual property in any country.

(C) All works of authorship furnished by CONSULTANT in any form under this Agreement shall constitute the original works of CONSULTANT, and no such work product (and no portion thereof) shall be a derivative work based in whole or in part on any third party copyrighted or copyrightable work. CONSULTANT agrees that all works of authorship will be “works made for hire” to the extent allowed by law.

8. MISCELLANEOUS PROVISIONS

(A) This Agreement constitutes the complete statement of the terms of the Agreement between SCI and CONSULTANT with regard to the subject matter, and it supersedes all prior and concurrent promises, representations, negotiations, discussions, and agreements with regard to the subject matter.

(B) This Agreement shall be governed and construed in accordance with the laws (except conflict of laws) of the state of Arizona.

(C) This Agreement may be amended from time to time only by a written document signed by the parties. No provisions of this Agreement can be waived except by a written document signed by the party waiving the provision.

(D) It is agreed that CONSULTANT is an independent contractor for the performance of services under this Agreement, and that for accomplishment of the desired result SCI is to exercise and have no control over the methods and means of accomplishment thereof, except as is otherwise specifically set forth in this Agreement. Under no circumstances shall CONSULTANT be construed to be an employee of SCI for any purpose, including, but not limited to recordkeeping obligations under state or federal OSHA and Worker’s Compensation Laws. CONSULTANT shall not be entitled to participate in the profit sharing, pension, or other plans established for the benefit of SCI’s employees.

(E) All notices required or permitted by this Agreement shall be in writing and shall be deemed given either when personally delivered, when sent by registered or certified mail, return receipt requested, or when faxed, to the addresses of the parties noted at the beginning of this Agreement.

(F) CONSULTANT agrees that it will not assign, subcontract or otherwise delegate any work requested by SCI to anyone else, without having first obtained written approval to do so from SCI.

(G) The provisions of Articles 6, 7 and 8(B) shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Semiconductor Components Industries, LLC		Phil Hester

Signed:	/s/ G. Sonny Cave	Signed:	/s/ Phil D. Hester

Name:	G. Sonny Cave	Name:	Phil D. Hester

Title:	Senior Vice President and General Counsel	Date:	December 22, 2008

Date:	December 22, 2008

Attachment A

STATEMENT OF WORK

Pursuant to the terms and conditions set forth in the Consulting Agreement dated December 22, 2008 between Semiconductor Components Industries (“SCI”) and Phil Hester (“CONSULTANT”), the parties agree to the following terms in this Statement of Work.

DESCRIPTION OF DELIVERABLES AND SERVICES TO BE PERFORMED:

CONSULTANT will be available and provide services to SCI in the areas of product development efficiency improvements, benchmarking SCI development processes against industry benchmarks, and defining and implementing processes targeted to achieve a 15% return improvement on R&D spending. In addition, a New Product Introduction process (NPI) will be defined in conjunction with SCI management to allow earlier and improved insight into strategic customer requirements. A minimum of three on-site visits to identified strategic worldwide customers will be made in order to understand their specific needs for an improved strategic relation with SCI. CONSULTANT will also work with SCI management to define an IP building block and reuse strategy where such strategies are appropriate to improve efficiency and R&D return across multiple businesses. CONSULTANT will also be available to work on other strategic projects identified by SCI executive management. CONSULTANT will proved a detailed plan at the end of 90 days to define what improvements and changes should be made in the above mentioned areas and what additional work is required.

TERM: START DATE: January 5, 2009        END DATE: April 3, 2009

SCI may, at its option, renew this Agreement for an additional to be agreed upon term under the same terms and conditions by giving notice to CONSULTANT of such intent to renew on or before March 27, 2009.

OFFICE/COMPUTER: During the term of this Agreement, SCI will make available to CONSULTANT a temporary office at SCI’s headquarters in Phoenix. SCI will also provide CONSULTANT with the use of a notebook computer during the term of this Agreement, which will remain the property of SCI and will be returned to SCI upon the termination or expiration of this Agreement. SCI will also provide CONSULTANT access to SCI internal information network and databases appropriate for CONSULTANT to perform the services hereunder.

SERVICE FEES AND EXPENSES: SCI will pay CONSULTANT $180 per hour for time spent on the consulting services. Weekly billing will not exceed 40 hours per week. CONSULTANT will submit an invoice monthly to SCI. With each invoice, CONSULTANT will submit a written, signed report reflecting the time spent performing the services and itemized in reasonable detail to show the dates on which the services were performed, the number of hours spent on each date and a brief description of the services performed. Payment is due net thirty (30) days from receipt of the invoice.

SCI shall reimburse CONSULTANT for the following expenses: travel to and from work sites, meal expenses while traveling, lodging expenses if work requires overnight stays and miscellaneous travel expenses such as parking, tolls, etc. CONSULTANT will include the expenses incurred on its monthly invoices and submit written documentation with receipts itemizing the expenses. All travel shall be commercially reasonable and booked in accordance with SCI’s travel policy, which shall be made available to CONSULTANT.

In order to maintain CONSULTANT’s status as an independent director of ON Semiconductor Corporation under NASDAQ Marketplace Rule 4200, the total compensation paid by SCI to CONSULTANT under this Agreement shall be calculated in accordance with applicable rules and regulations and shall not exceed $110,000. CONSULTANT and SCI shall jointly monitor the level of compensation received under this Agreement to this requirement.

AGREED:

Semiconductor Components Industries, LLC		Phil Hester

Signed:	/s/ G. Sonny Cave	Signed:	/s/ Phil D. Hester

Name:	G. Sonny Cave	Name:	Phil D. Hester

Title:	Senior Vice President and General Counsel	Date:	December 22, 2008

Date:	December 22, 2008